UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PREMIERWEST BANCORP
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
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Commencing on or about February 22, 2013, PremierWest Bancorp mailed the following to its shareholders who have not voted their shares.

February 22, 2013

Dear Shareholder:

PremierWest Bancorp announced that shareholders approved adjournment of the Special Meeting held on February 19, 2013, and that the Special Meeting will be reconvened on Wednesday March 13, 2013 at 9:00 a.m. at the Rogue Valley Country Club, 2660 Hillcrest Road, Medford, Oregon. We adjourned the meeting to provide shareholders with additional time to vote to approve the Agreement and Plan of Merger, dated October 29, 2012, among PremierWest, Starbuck Bancshares, Inc. and Pearl Merger Sub Corp., pursuant to which PremierWest will merge with and into Pearl Merger Sub Corp., with Pearl Merger Sub Corp. as the surviving entity.

Our records indicated that we have not received your vote on the merger proposal. Your vote on this significant matter is important and I encourage you to vote your shares. Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares entitled to vote at the Special Meeting. As of February 19, 2013, approximately 46.9% of the outstanding shares and approximately 63.9% of the total votes cast voted in favor of the merger proposal.

The Board of Directors of PremierWest has not withdrawn, modified or qualified its recommendation that PremierWest shareholders vote “FOR” the merger proposal. A majority of the Board of Directors of PremierWest has determined that the proposed merger is in the best interests of PremierWest and its shareholders.

You may vote by telephone or Internet until 11:59 p.m. EDT on Tuesday, March 12, 2013 or by mailing an executed voting form or proxy card as indicated in the enclosed voting instructions. If you have any questions or need assistance voting your shares, please call Georgeson Inc., the Company’s proxy solicitor, toll-free at 1-877-278-9670.

Please refer to the proxy statement previously sent to you for additional information about the merger proposal.

Sincerely Yours,

James M. Ford

President and Chief Executive Officer